Exhibit 99.1

Kimco Realty Reports Record Fourth Quarter and Full Year Operating Results


    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Feb. 13, 2007--Kimco Realty Corporation (NYSE: KIM)

    Highlights:

    --  Net Income Increased 22.5% for the Quarter and 17.8% for the
        Year

    --  Funds From Operations Increased 16.0% for the Quarter and
        17.1% for the Year

    -- Net Income Per Share Increased 13.3% for the Quarter and 11.8% for the Year

    -- Funds From Operations Per Share Increased 5.5% for the Quarter and 10.5% for the Year

    --  Assets Under Management Increased to $14.0 Billion

    --  Portfolio Occupancy Increased 50 Basis Points During the
        Quarter to 95.5%

    -- Investments for 2006 Exceeded $7.1 Billion in Total Value; $1.0 Billion in First Month of 2007

    --  Establishes Joint Venture in Chile

    Kimco Realty Corporation (NYSE: KIM) today announced that net income for the quarter ended December 31, 2006 increased 22.5 percent to $131.9 million compared to $107.7 million a year earlier. On a per diluted share basis, net income increased 13.3 percent to $0.51 from $0.45 reported for the fourth quarter last year. Funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 16.0 percent to $147.8 million during the quarter from $127.5 million for the same period last year. On a per diluted share basis, fourth quarter FFO increased 5.5 percent to $0.58 from $0.55 a year ago. Funds from operations excludes gains on dispositions of operating properties net of minority interests and joint venture properties of approximately $44.8 million, or $0.17 per diluted common share in 2006 and $19.0 million, or approximately $0.08 per share in 2005.

    For the year ended December 31, 2006, net income increased to 17.8 percent to $428.3 million from $363.6 million. On a diluted common share basis, net income for the year increased 11.8 percent to $1.70 compared to $1.52 per diluted share a year earlier. Funds from operations rose 17.1 percent to $544.3 million from $464.7 million in the year earlier period. On a diluted per common share basis, FFO increased 10.5 percent to $2.21 from $2.00 a year ago. Funds from operations for the current year excludes gains on dispositions of operating properties net of minority interests and joint venture properties of $88.3 million or approximately $0.35 per diluted common share and $45.4 million or approximately $0.19 per diluted common share for the same period last year.

    These operating results are consistent with the Company's objective of generating a high level of income and FFO growth over time. Kimco's compound annual growth rate in FFO per share is 10.6 percent in the 15 year period since its initial public offering in 1991.

    Funds from operations (FFO) is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

    During the quarter, Kimco's parent portfolio occupancy increased to 95.5 percent from 95.0 percent at September 30, 2006 and 94.6 percent a year earlier. Kimco's occupancy is the highest level in Company history. For the quarter, Kimco signed 107 new leases in the portfolio totaling 515,000 square feet and 105 lease renewals totaling 627,000 square feet. For the year, the Company signed 468 new leases in this portfolio totaling approximately 1.8 million square feet and 420 lease renewals totaling 1.9 million square feet. The average increase in base rent for new leases signed for same space leases was
18.2 percent and 20.0 percent for the quarter and year ended December 31, 2006, respectively. Occupancy in the Company's combined operating portfolio encompassing approximately 138.0 million square feet of gross leasable area was 95.8 percent, 70 basis points higher than a year ago.

    Investment Activity

    During the year, Kimco acquired properties and investments for the Company's core holdings portfolio, the investment management programs and its operating businesses totaling in excess of $7.1 billion. The Company's balance sheet continues to be one of the strongest in the real estate industry. At year end, the Company had $345.0 million in cash and unused credit facilities with capacity in excess of $1.1 billion.

    U.S. Investments

    Kimco acquired interests in 166 properties totaling 28.1 million square feet during the fourth quarter of 2006 and the first month of 2007. In aggregate, the value of these acquisitions exceeded $5.4 billion, including the previously announced acquisitions of Pan Pacific Retail Properties Inc. for $4.1 billion and the Crow Holdings portfolio for $920 million. Additional significant shopping center acquisitions during this period included the following:

    -- The Company acquired two shopping centers for its co-investment program with UBS Wealth Management. Woodbury Centre located in Harriman, New York, is a 228,000 square foot Kohl's anchored Shopping center that was acquired by the venture in January for $43.6 million. In addition, Riverwalk Marketplace located Duluth, Georgia, was acquired for $20.4 million. Riverwalk Marketplace is a recently constructed 78,000 square foot shopping center anchored by Whole Foods.

    -- In the Company's co-investment program with G.E. Pension Trust, the Company acquired Conroe Marketplace, a 244,000 square foot shopping center located in Conroe, Texas. Anchor tenants at this property include TJ Maxx, Ross Stores, Bed Bath & Beyond and Petsmart. The property was purchased for $60.5 million.

    -- Kimco also acquired Fountains at Arbor Lakes, a 407,000 square foot recently completed shopping center located in Maple Grove, Minnesota. Fountains at Arbor Lakes is anchored by a Lowe's home improvement center and several other national tenants. The property was purchased for approximately $95.0 million.

    -- During the fourth quarter, Kimco completed the previously announced acquisition of three properties located in Puerto Rico. Ponce Town Center, Villa Maria Shopping Center and Rexville Towne Center were acquired, completing the acquisition of a $451.9 million portfolio of seven shopping centers totaling 2.2 million square feet.

    As a result of the Company's successful shopping center acquisition program for the investment management business, Kimco now manages assets with an approximate value of $14.0 billion. Kimco's investment management business contributed approximately $44.4 million to FFO during the quarter and $131.1 million for the year. These amounts represent increases of 84 percent and 50 percent for the quarter and full year, respectively.

    U.S. Preferred Equity Investments

    Kimco invested approximately $35.7 million in seven U.S. preferred equity transactions during the quarter, for a total of 30 transactions encompassing 73 properties and totaling $181.5 million for the full year. During the quarter, the Company received payment of two preferred equity investments resulting in proceeds of $11.6 million for the quarter. In addition, Kimco invested $16.3 million in five transactions during January 2007. The Company currently owns interests in 133 properties in the U.S. preferred equity portfolio.

    Canada

    Kimco invested $10.0 million in three preferred equity transactions in Canada during the quarter, and made an additional $8.2 million investment subsequent to quarter end. During the quarter, Kimco completed its fourth preferred equity investment with Sandalwood Management in Canada, investing $7.1 million in a portfolio of three properties totaling 312,000 square feet. In addition, Kimco funded a $2.5 million preferred equity investment in a portfolio of three shopping centers with Abacus Capital in Canada. The three shopping centers total approximately 120,000 square feet and are located in suburban Toronto, Ontario. Subsequent to quarter end, Kimco funded an additional $8.2 million investment with Abacus in a nine property portfolio located in Ottawa, Ontario. Kimco has also completed four investment transactions with Abacus. In aggregate, Kimco currently owns interests in 104 properties in its Canadian preferred equity portfolio.

    Mexico

    In Mexico, Kimco commenced six new shopping center developments, acquired one stabilized Walmart and Office Depot anchored shopping center in Mexicali, Baja California, and acquired three net leased industrial properties for an aggregate investment of approximately $78.5 million for the quarter. For the full year, Kimco commenced 11 new retail developments in Mexico with a total estimated project cost of $342.8 million upon completion.

    The new developments closed in the fourth quarter included:

    -- Miguel Aleman Shopping Center, located in Monterrey, Mexico, is a 386,000 square foot development project anchored by an HEB grocery store. The property is located in a densely populated section of the city where there are more than 255,000 people living within two miles. Total anticipated costs to complete the project are approximately $41.1 million.

    -- Walmart Plaza, located in Juarez, Mexico, is a ground up development of a 154,000 square foot center anchored by a Walmart Super Center. Total anticipated costs to complete this development project are approximately $19.2 million.

    -- Plaza Nuevo Laredo, located on the border between Texas and Mexico in Nuevo Laredo, Mexico, is a 420,000 square foot development project anchored by Home Depot and Walmart.
        Completion of the development is expected in September 2007 at a gross cost of approximately $30.8 million.

    -- Plaza Mexiquense is a 161,000 square foot development located in Tecamac, a city north east of Mexico City, Mexico. The project is anchored by Bodega Aurrera, a neighborhood grocery chain owned by Walmart. Total anticipated costs to complete the project are expected to be approximately $13.2 million.

    -- Plaza Cuautla, is a 566,000 square foot development located in Cuautla a south east suburb of Mexico City, Mexico. The development project is anchored by a Walmart Super Center, Sam's Club, Suburbia and Cinepolis movie theatre. Total anticipated costs to complete are expected to be approximately $32.0 million.

    -- Subsequent to quarter end, Kimco commenced a ground up development on a 126,000 square foot shopping center located in Huehuetoca, a suburb of Mexico City. The development is expected to be completed in June 2007 at a cost of approximately $10.3 million.

    Chile

    Kimco formed a joint venture with PATIO Gestion Inmobilaria, S.A., an established retail developer in Chile, to acquire and develop shopping centers in major markets throughout the country. In its first transaction, the venture will acquire a 50 percent interest in four existing properties located in Chile's densely populated capital city of Santiago. The properties being acquired have an acquisition value of $16.2 million and they total 153,600 square feet, including expansion space. The largest tenants include Farmacias Ahumada and Farmacias Cruz Verde, leading Chilean pharmacy chains and leading supermarket retailers, Cencosud and D&S.

    Kimco has targeted Chile for expansion based on the Country's superior investment returns, established retail real estate market, consistent retail sales growth, strong and growing economy, and stable government. In addition, Chile has an "A" investment rating from Standard & Poor's and there is a vibrant mortgage market for financing real estate investments.

    Kimco Developers, Inc.

    Kimco's merchant building business, Kimco Developers, Inc. (KDI) sold three recently completed shopping center developments and seven additional pad sites during the quarter. The development sales and two earn- out payments generated proceeds of approximately $115.8 million and gains on sales, net of taxes in the amount of $10.3 million for the quarter. For the full year, KDI had proceeds from sales of approximately $260.0 million and gains on sales, net of taxes in the amount of $25.1 million.

    During the quarter, KDI acquired a 160 acre land parcel for future development in Marana, Arizona for approximately $30.0 million and an additional parcel for KDI's existing Avenues Walk development project in Jacksonville, Florida for approximately $4.5 million. In addition, KDI purchased an interest in a 90 acre parcel in McMinnville, Oregon, a suburb of Portland, for future development for approximately $4.1 million. Overall, KDI is currently developing 28 projects comprised of
11.6 million square feet.

    Disposition Activity

    Kimco continued to sell properties in non-strategic markets, with weak demographics or limited prospects for growth. During the quarter the Company sold 15 properties from the Company's core holdings portfolio. In aggregate, these sales generated proceeds of $156.3 million and net gains on sales of approximately $40.7 million. For the year, Kimco sold or disposed of 36 properties from this portfolio totaling $294.2 million and generated gains on sales of $72.0 million from this portfolio.

    Earnings Guidance

    As a result of the Company's continued strong investment and operating performance, management increased its previously issued range of FFO guidance to $2.39 - $2.49 from a range of $2.37-$2.47 per share for the year ending December 31, 2007. A reconciliation of management's projections from earnings per diluted common share to FFO per diluted common share is included in this release.

    Kimco Realty Corporation is a publicly traded real estate investment trust that has specialized in shopping center acquisitions, development and management for more than 45 years. The Company owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 1,348 properties comprising approximately 175.4 million square feet of leasable space located throughout 45 states, Canada, Mexico and Puerto Rico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2005. Copies of each filing may be obtained from the Company or the SEC.


                       Kimco Realty Corporation
                  Consolidated Statements of Income
                (In thousands, except per share data)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

 Revenues from rental property $157,253  $132,396  $593,880  $505,557
                               --------- --------- --------- ---------

 Rental property expenses:
  Rent                            2,952     2,596    11,786    10,267
  Real estate taxes              19,491    17,412    75,515    64,731
  Operating and maintenance      20,810    15,412    74,178    58,715
                               --------- --------- --------- ---------
                                 43,253    35,420   161,479   133,713
                               --------- --------- --------- ---------

Net operating income            114,000    96,976   432,401   371,844

Income from other real estate
 investments                     16,123    15,652    77,062    56,751
Mortgage financing income         3,058    17,712    18,816    27,586
Management and other fee
 income                          11,130     8,398    40,684    30,474
Depreciation and amortization   (41,821)  (26,176) (141,070) (101,432)
                               --------- --------- --------- ---------
                                102,490   112,562   427,893   385,223



 Interest, dividends and other
  investment income              15,964    10,743    54,417    28,350
 Other income/(expense), net        880    (3,891)    9,522     5,400

 Interest expense               (45,591)  (35,156) (172,888) (126,901)
 General and administrative
  expenses                      (21,760)  (17,967)  (77,683)  (56,799)
                               --------- --------- --------- ---------
                                 51,983    66,291   241,261   235,273

Benefit (provision) for income
 taxes                           (3,613)    3,727    (4,387)     (165)
Equity in income of real
 estate joint ventures, net      34,133    20,313   106,930    77,454
Minority interests in income
 of partnerships, net            (6,700)   (1,678)  (26,254)  (12,260)
Gain on sale of development
 properties, net of tax of
 $2,262, $1,249, $12,155 and
 $10,824, respectively           10,281     3,976    25,121    22,812
                               --------- --------- --------- ---------

 Income from continuing
  operations                     86,084    92,629   342,671   323,114
                               --------- --------- --------- ---------


Discontinued Operations:
-------------------------------
 Income from discontinued
  operating properties            4,622     3,374    14,004    14,337
 Minority interest on
  discontinued operating
  properties                         32      (347)   (1,497)     (476)
 Loss on operating properties
  held for sale/sold               (608)   (2,483)   (1,421)   (5,098)
 Gain on disposition of
  operating properties, net of
  tax                            40,703    14,494    72,042    28,918
                               --------- --------- --------- ---------
 Income from discontinued
  operations                     44,749    15,038    83,128    37,681
                               --------- --------- --------- ---------

 Gain on transfer of operating
  properties (1)                     --        --     1,394     2,301
 Loss on transfer of operating
  properties(1)                      --        --        --      (150)
 Gain on sale of operating
  properties, net of tax (1)      1,066        --     1,066       682
                               --------- --------- --------- ---------
                                  1,066        --     2,460     2,833
                               --------- --------- --------- ---------

 Net income                     131,899   107,667   428,259   363,628


 Preferred stock dividends       (2,909)   (2,909)  (11,638)  (11,638)
                               --------- --------- --------- ---------

 Net income available to common
     shareholders              $128,990  $104,758  $416,621  $351,990
                               ========= ========= ========= =========

Per common share:
  Income from continuing
   operations:
   - Basic                     $   0.34  $   0.39  $   1.39  $   1.39
                               ========= ========= ========= =========
   - Diluted                   $ 0.33(2) $ 0.39(3) $ 1.36(2) $ 1.36(2)
                               ========= ========= ========= =========
  Net income:
   - Basic                     $   0.52  $   0.46  $   1.74  $   1.55
                               ========= ========= ========= =========
   - Diluted                   $ 0.51(2) $ 0.45(3) $ 1.70(2) $ 1.52(2)
                               ========= ========= ========= =========


Weighted Average Share
 Information                Three Months Ended        Year Ended
For earnings per share         December 31,          December 31,
 calculations:                2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Weighted average shares -
  - Basic                    247,752    227,625    239,552    226,641
                           ========== ========== ========== ==========
  - Diluted                253,717(2) 236,464(3) 244,615(2) 230,868(2)
                           ========== ========== ========== ==========

    Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

    (1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

    (3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $1,739 for the three months ended December 31, 2005.


                       Kimco Realty Corporation
                        Funds From Operations
                (In thousands, except per share data)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Funds From Operations(1)
 Net income                    $131,899  $107,667  $428,259  $363,628
 Gain on disposition of
  operating properties, net of
  minority interests            (40,703)  (14,203)  (71,776)  (31,611)
 Gain on disposition of joint
  venture operating properties   (4,107)   (4,846)  (16,549)  (13,776)
 Depreciation and amortization   42,089    27,470   144,319   108,032
 Depreciation and amortization
  - real estate joint ventures   21,562    14,272    71,731    50,059
 Preferred stock dividends       (2,909)   (2,909)  (11,638)  (11,638)
                               --------- --------- --------- ---------

 Funds from operations(1)      $147,831  $127,451  $544,346  $464,694
                               ========= ========= ========= =========

 Per common share:
     - Basic                   $   0.60  $   0.56  $   2.27  $   2.05
                               ========= ========= ========= =========
     - Diluted (2)             $   0.58  $   0.55  $   2.21  $   2.00
                               ========= ========= ========= =========


Weighted Average Share Information   Three Months
                                         Ended          Year Ended
                                     December 31,      December 31,
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------
Weighted average shares -
  - Basic                          247,752  227,625  239,552  226,641
                                   ======== ======== ======== ========
  - Diluted (2)                    259,878  236,464  250,315  235,634
                                   ======== ======== ======== ========

    (1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $2,410 and $1,739 for the three months ended December 31, 2006 and 2005, respectively, and $8,587 and $6,693 for the year ended December 31, 2006 and 2005, respectively, reflecting the distributions associated with these units.


                      Kimco Realty Corporation
                     Consolidated Balance Sheets
                (In thousands, except per share data)

                                            December 31, December 31,
                                                2006         2005
                                            ------------ ------------
Assets:
 Operating real estate, net of accumulated
  depreciation of $806,670 and $740,127,
  respectively                               $4,156,667   $3,209,158
 Investments and advances in real estate
  joint ventures                              1,067,918      735,648
 Real estate under development                1,037,982      611,121
 Other real estate investments                  451,731      283,035
 Mortgages and other financing receivables      162,669      132,675
 Cash and cash equivalents                      345,065       76,273
 Marketable securities                          202,659      206,452
 Accounts and notes receivable                   83,418       64,329
 Other assets                                   361,171      215,945
                                            ------------ ------------
                                             $7,869,280   $5,534,636
                                            ============ ============
Liabilities:
 Notes payable                               $2,748,345   $2,147,405
 Mortgages payable                              567,917      315,336
 Construction loans payable                     270,981      228,455
 Dividends payable                               93,222       78,169
 Other liabilities                              396,614      255,213
                                            ------------ ------------
                                              4,077,079    3,024,578
                                            ------------ ------------
 Minority interests in partnerships             425,242      122,844
                                            ------------ ------------

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized
 3,600,000 shares
 Class F Preferred Stock, $1.00 par value,
  authorized 700,000 shares
   Issued and outstanding 700,000 shares            700          700
   Aggregate liquidation preference $175,000
 Common Stock, $.01 par value, authorized
  300,000,000 shares
   Issued 251,416,749 and outstanding
    250,870,169 at December 31, 2006;             2,509        2,281
   Issued and outstanding 228,059,056 at
    December 31, 2005
Paid-in capital                               3,178,016    2,255,332
Retained earnings                               140,509       59,855
                                            ------------ ------------
                                              3,321,734    2,318,168
Accumulated other comprehensive income           45,225       69,046
                                            ------------ ------------
                                              3,366,959    2,387,214
                                            ------------ ------------
                                             $7,869,280   $5,534,636
                                            ============ ============


    Reclassifications:

    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                      Kimco Realty Corporation
 Reconciliation of Projected Diluted Net Income Per Common Share to
          Projected Funds From Operations Per Common Share

                                                    Projected Range
                                                     Full Year 2007
                                                      Low      High
                                                   --------- --------
Projected diluted earnings per common share        $   1.64  $  1.81
Projected depreciation and amortization                0.56     0.57
Projected depreciation and amortization
 from real estate joint ventures, net of
 minority interests                                    0.29     0.31
Gain on disposition of operating properties           (0.05)   (0.10)
Gain on disposition of joint venture
 operating properties                                 (0.05)   (0.10)
                                                   --------- --------
Projected FFO per diluted common share             $   2.39  $  2.49
                                                   ========= ========

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com